Exhibit 10.8

KLARNA RSU PLAN RULES

1.Definitions
Capitalized terms used in this Plan shall have the meaning given to them in Schedule 1.
2.Operation of the Plan
(i)This Plan will be operated and administered by the Board. Subject to the general purposes and terms and conditions of this Plan, the Board will have full power to implement and carry out this Plan. All actions and interpretations by the Board with respect to this Plan and/or any Award shall be final, conclusive and binding on all Participants and the Issuer, and all persons having or claiming to have any right or interest in or under this Plan and/or any Award. The Board shall consider such factors as it deems relevant when taking such actions and interpretations.
(ii)The Plan will be operated subject to, and in accordance with, the Remuneration Policy.
(iii)The Board may amend these Rules at its discretion provided that such amendment shall not materially prejudice the rights of Participants hereunder. Any such amendment shall be deemed effective on notice thereof to the Participants.
3.Grant of Awards
3.1Components of Award
Each Award shall comprise of the number of RSUs (rounded down to the nearest whole number) calculated as: X / Y where:
X = the Eligible Person’s RSU Contribution; and
Y = the market value of the Shares at the time of the Award, as determined by the Board.
3.2Grant of Awards
(i)Awards due to recurring RSU Contributions shall be granted annually to each Eligible Person. Grants of Awards shall be made in advance, meaning that the Eligible Person receives the full value of its Award in advance.
(ii)Each Eligible Person shall prior to the grant of any Award deliver and execute all relevant agreements and other documents (as set out, and made available, in the Administration System) for the purposes of this Plan.
3.3Awards Non-Pensionable
Nothing in this Plan (including no Award (or any part thereof)) forms part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

4.Vesting of RSUs
4.1Vesting Schedule
(i)The RSUs granted under an Award shall, in each case subject to Rule 4.1(ii) and 4.1(iii), Vest over four (4) years following the Vesting Start Date as follows:
(a)Repartition of RSUs Vesting in each of the four (4) years:
(A)One fourth (¼) of the RSUs granted (in case of a fractional number, rounded up to the nearest whole number) shall Vest after one (1) year has lapsed from the Vesting Start Date.
(B)One third (⅓) of the remaining portion of RSUs (in case of a fractional number, rounded up to the nearest whole number) shall Vest during the third year from the Vesting Start Date.
(C)One half (½) of the remaining portion of RSUs (in case of a fractional number, rounded up to the nearest whole number) shall Vest during the second year from the Vesting Start Date.
(D)The remaining portion of RSUs shall Vest during the fourth year from the Vesting Start Date.
Figure 1: Repartition of RSUs Vesting in each of the 4 years from the Vesting Start Date

	Calculation Formula	Rounding Rule
RSUs Vesting in Y1	VY1 = G / 4	Up to the nearest whole number.
RSUs Vesting in Y2	VY2 = (G - VY1 - VY3) / 2	Up to the nearest whole number.
RSUs Vesting in Y3	VY3 = (G - VY1) / 3	Up to the nearest whole number.
RSUs Vesting in Y4	VY4 = G - VY1 - VY2 - VY3	NA
G being the total number of RSUs granted under an Award
(b)Vesting schedule of RSUs during the second, third and fourth year from the Vesting Start Date (the “Service Period”):
(A)One fourth (¼) of the RSUs Vesting in the given Service Period (in case of a fractional number, rounded up to the nearest whole number) shall Vest after 3 months of employment or Service have lapsed from the start of the relevant Service Period.
(B)One fourth (¼) of the RSUs Vesting in the given Service Period (in case of a fractional number, rounded down to the nearest whole number) shall Vest after 6 months of employment or Service have lapsed from the start of the relevant Service Period.

(C)One half (½) of the remaining portion of RSUs Vesting in the given Service Period (in case of a fractional number, rounded up to the nearest whole number) shall Vest after 9 months of employment or Service have lapsed from the start of the relevant Service Period.
(D)The remaining portion of RSUs Vesting in the given year shall Vest after 12 months of employment or Service have lapsed from the start of the relevant Service Period.
Figure 2: Repartition of RSUs Vesting during the second, third and fourth year from the Vesting Start Date

	Calculation Formula	Rounding Rule
RSUs Vesting in Q1	VQ1 = VY / 4	Up to the nearest whole number.
RSUs Vesting in Q2	VQ2 = VY / 4	Down to the nearest whole number.
RSUs Vesting in Q3	VQ3 = (VY - VQ1 - VQ2 ) / 2	Up to the nearest whole number.
RSUs Vesting in Q4	VQ4 = VY - VQ1 - VQ2 - VQ3	NA
VY being the total number of RSUs Vesting in the given year
(ii)If the relevant Participant gives or is given notice of termination of his or her employment or Service with the Klarna Group (or otherwise agrees that he or she shall cease to be employed by or provide Services to the Klarna Group or that he or she otherwise ceases to be employed by or provide Services to the Klarna Group), whether before or after an Award of RSUs was granted, then all RSUs that have not Vested prior to the relevant Participant’s last day of employment or Service with the Klarna Group shall, subject to limb (ii) of Rule 4.2, automatically lapse (and will not Vest) and the Participant shall have no further rights under this Plan.1
(iii)If a Participant passes away, the RSUs of such Participant that would otherwise have Vested within 12 months from such date in accordance with Rule 4.1(i) shall be deemed Vested (and any remaining RSUs shall automatically lapse).
4.2Accelerated Vesting
The Board may, at its discretion, and subject to Applicable Regulations, decide that (i) all or some RSUs which have not Vested shall be deemed Vested in anticipation of, or in connection with, any Exit Event, in which case such Vesting may if so determined by the Board be subject to and conditional on the completion the Exit Event; and (ii) on an individual basis, determine whether all or some of a Good Leaver’s RSUs which have not Vested at the Good Leaver’s last working day (incl. in relation to provision of Services) shall be deemed Vested.
1 For the avoidance of doubt, if a Participant ceases to be an employee of the Klarna Group as a result of transitioning into a Service provider role as agreed by the Klarna Group, such Participant’s unvested RSUs shall not lapse upon such transition, but continue to Vest in accordance with this Plan, and will lapse when the relevant Service provider capacity ends (unless otherwise determined by the Board at termination of the service provider’s capacity).

4.3Delivery of Shares and Settlement of RSUs
(i)Subject to Rule 6.2, upon Vesting of any RSUs, the Issuer shall as soon as reasonably practicable after Vesting, and in any event no later than the 15th day of the third calendar month after the end of the later of the employee’s (or Service provider’s) or employer’s taxable year in which the RSUs Vest, deliver to the Participant, without charge, one (1) Share for each Vested RSU, provided, however, that the Board may, at its discretion:
(a)defer the delivery of Shares if and as such deferral is required pursuant to Applicable Regulation, in relation to Participants domiciled in the US, in a manner consistent with the rules of Section 409A of the Internal Revenue Code of 1986; and/or
(b)decide to settle the RSUs against cash consideration equivalent to the market value of the Shares that would otherwise be delivered to the Participant (as determined by the Board) (which, in the case of an Exit Event (or anticipated Exit Event) shall become payable following completion of such Exit Event).
5.Confidentiality
Each Participant undertakes not to use or disclose the contents of this Plan or any other plan, agreement or other document relating hereto or to which any member of the Klarna Group is a party and any financial information, trade secrets, customer lists or other information which it may from time to time receive or obtain (orally or in writing or in disc or electronic form) as a result of entering into or performing its obligations pursuant to this Plan or otherwise, relating to any member of the Klarna Group unless: (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal; (ii) required to do so by Applicable Regulations; or (iii) such disclosure has been consented to by the Board in writing. If a Participant becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Participant shall use its best efforts to consult with the Board prior to any such disclosure.
6.General Terms
6.1No Transfer by Participants
A Participant may not transfer, assign, pledge or otherwise dispose of any rights or benefits under this Plan (including Awards).
6.2Accession to the Equity Agreement
Shares will only be delivered to the Participant (or, in the case of a Participant’s death, its successors, as applicable) upon Vesting of the RSUs, if such Participant (or, in the case of a Participant’s death, his or her successors) have become parties to the equity agreement regarding the Company (as made available on the Administration System) in the relevant capacity.
6.3Transfers within the Klarna Group
The Issuer may at its discretion designate any other member of the Klarna Group as the “Issuer” under this Plan.
6.4No Shareholder Rights
The Participants shall not, in respect of any RSUs, have a right to receive dividends made or declared by the Company or to have any other rights of a shareholder until the Vesting Date and the subsequent reception of Shares (and the Participants shall not following Vesting and the subsequent reception of Shares have a retrospective right to receive dividends made or declared before the Vesting Date).
6.5Ex Post Risk Adjustment
(i)While Awards are intended and expected to Vest in accordance with Rule 4.1, the Board will carry out an ex post risk adjustment review to ascertain that the Awards only Vest if sustainable in respect of the financial position of the Klarna Group as a whole and justified on the basis of the performance of the Klarna Group, the relevant business unit and the individual Participant (malus arrangements).
(ii)In carrying out its review, the Board will consider whether:
(a)the Participant has participated or been responsible for conduct resulting in material losses to the Klarna Group;
(b)the Participant has failed to meet appropriate standards of fitness and propriety;
(c)there is evidence of misconduct or serious error by the Participant (including breach of code of conduct and/or other internal rules and policies of the Klarna Group, in particular concerning risks);
(d)the Klarna Group and/or the relevant business unit suffers a significant downturn in its financial performance;
(e)the Klarna Group and/or the business unit in which the Participant works suffers a significant failure of risk management;
(f)there is a significant increase in the Klarna Group’s (or the business unit’s) economic or regulatory capital base; or
(g)any regulatory sanctions have been imposed upon the Klarna Group where the conduct of the Participant has contributed to such sanctions.
(iii)Following a review by the Board under Rule 6.5(i) and (ii), the Board may, at any point in time up until the Final Vesting Date, make any determination in respect of any Award, including:
(a)reducing the number of RSUs; or
(b)determining that RSUs will not Vest.
(iv)The ex post risk adjustment arrangements set out in this Rule 6.5 may be applied in respect of all or some of the RSUs that have not Vested.
(v)Additional ex post risk adjustment, by way of malus arrangements and/or clawback arrangements, may be applied by the Board in respect of the Plan and any Participant if and as required by Applicable Regulations, in particular under local laws and regulations relating to remuneration.
6.6No Personal Hedging
Participants may not use personal hedging, meaning that Participants may not transfer the downside risk of RSUs that have not Vested, as further described in the Remuneration Policy.

6.7Withholding
If and to the extent a member of the Klarna Group or any other responsible person reasonably expects that it has to pay or withhold taxes or other charges (including social contributions) on behalf of or in relation to a Participant in respect of any Award, the Vesting of any RSUs or otherwise in connection with this Plan, it shall be entitled to withhold the respective amounts and to pay and settle the expected taxes and social contributions on behalf of such Participant (including through deducting any such amounts from the salary or other compensation in relation to such Participant). To the extent any taxes or other charges (including social contributions) are not paid by a member of the Klarna Group or any other responsible person on behalf of a Participant, the Participant is solely responsible for ensuring that such taxes or other charges that arise in relation to his or her participation in this Plan are duly paid and settled.
6.8Nature of Plan
(i)The Rules do not entitle the Participant to the exercise of any discretion in their favour.
(ii)No Participant will have any right to compensation or damages or any other sum or benefit in respect of this Plan, including in relation to:
(a)his or her eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in this Plan;
(b)any actions taken by the Board relating to this Plan or its operation (whether or not this disadvantages the Participant concerned);
(c)any loss or reduction of any rights or expectations under this Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship or any arrangement); and/or
(d)any loss of tax or any other fiscal detriment suffered in relation to the reduction or forfeiture of an Award or any part of it.
(iii)Participation in this Plan is permitted only on the basis that any rights that are not expressly set out in this Plan are excluded. Each Participant waives any such excluded rights in consideration for, and as a condition to, participating in this Plan.
(iv)Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party will have any rights to enforce any term of this Plan.
6.9References to Dates and Amounts
(i)Where a Rule refers to a certain date or time, such reference shall be to such date or time in Stockholm, Sweden (CET). If a referenced date is not a day on which banks in Sweden are generally open for business (other than for internet banking services only), then such reference shall be deemed to be to the next day on which such banks are open for such business.
(ii)Where any amount required for purposes of a Rule is denominated in another currency than Swedish kronor (SEK), then such amount shall be converted into Swedish kronor by applying such exchange rate as the Board reasonably determines.
6.10Notices
(i)Any notice or other document which has to be given to a Participant under or in connection with this Plan may be delivered through the Administration System. In case the Participant no longer has access to the Administration System, a notice shall be delivered to the e-mail address registered on the Administration System.
(ii)Any notice or other document which has to be given to the Issuer or to another duly appointed agent under or in connection with this Plan may be delivered or sent by post, at its respective registered office (or such other place as the Board or duly appointed agent may from time to time decide and notifies to the Participants) or sent by e-mail to any e-mail address notified in the Administration System.
(iii)Notices to Participants sent by post will be deemed to have been given on the second day after the date of posting. Notices sent by e-mail, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.
6.11Data Protection
By participating in this Plan, each Participant acknowledges that the Klarna Group will hold and process personal data concerning such Participant, as described in Schedule 2 to this Plan.
6.12Governing Law and Disputes
(i)This Plan shall be governed by and construed in accordance with the substantive laws of Sweden (excluding its conflict of laws principles).
(ii)Any dispute, controversy or claim arising out of or in connection with this Plan, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden. The language of the arbitration shall be English.
(iii)The provisions of Rule 5 (Confidentiality) shall apply to all arbitral proceedings conducted with reference to this arbitration Rule, including all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Notwithstanding Rule 5, a Participant shall not be prevented from disclosing any information to safeguard his/her rights in relation to arbitration proceedings in accordance with this Rule 6.12.

DEFINITIONS
In this Plan:
“Administration System” means the IT-platform through which the Plan will be operated and administered from time to time;
“Applicable Regulations” means (i) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (CRD IV); (ii) the Guidelines on Sound Remuneration Policies as issued by the European Banking Authority (EBA); (iii) any local laws and regulations relating to remuneration; (iv) any rules issued by the Swedish Financial Supervisory Authority, or any other competent authority, relating to remuneration (including FFFS 2011:1); and (v) any other law, regulation, directive or rule of any governmental authority (including securities laws); and (vi) any legally binding administrative or judicial interpretations, decisions, orders and decrees thereof, in each case as amended from time to time and applicable to any member of the Klarna Group;
“Award” means an award granted under Rule 3, which shall comprise of RSUs;
“Award Date” means the date on which the Award comprising the relevant RSUs is granted;
“Bank” means Klarna Bank AB, a limited liability company incorporated under the laws of Sweden with registered number 556737-0431;
“Board” means, from time to time, the board of directors of the Issuer or any person authorised to represent such board of directors in relation to this Plan;
“Company” means Larkan AB, a limited liability company incorporated under the laws of Sweden with registered number 559263-8315 or any other person directly or indirectly invested in the Bank designated by the Board;
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise;
“Eligible Person” means any of the following:
(a)a Klarna Employee who: (i) has agreed in writing with a member of the Klarna Group to participate in this Plan; and (ii) at the relevant point in time has not given or been given notice of termination of his or her employment with the Klarna Group (and has not otherwise agreed that he or she shall cease to be employed by the Klarna Group or that his or her employment with the Klarna Group shall lapse), except for a Klarna Employee who is a Good Leaver and has a notice period of at least twelve (12) months who shall still be considered an Eligible Person through their notice period, as long as such Klarna Employee is providing services during their notice period; or
(b)anyone else designated by the Board as an Eligible Person and as allowed per the applicable local laws;
“Exit Event” means: (i) a transaction whereby one person (or several persons acting in concert), in each case directly or indirectly, acquires: (a) an interest in more than fifty per cent (50%) of the total number of shares then outstanding in the Bank; or (b) all or substantially all of the Bank’s assets (other than in connection with a solvent reorganisation as a result of which the Bank remains under the same or substantially same Control as prior to such transaction); or (ii) the admission to listing of shares in the Bank or in any person Controlling the Bank on any stock exchange or other recognised market place;
“Good Leaver” means a Participant whose employment or Service agreement has been terminated by a member of the Klarna Group;
“Grant Date” means the first day of the month in which the Award Date occurs;
“Issuer” means Larkan Holding AB, a limited liability company incorporated under the laws of Sweden with registered number 559262-3119 or any other member of the Klarna Group designated pursuant to Rule 6.3;
“Klarna Employee” means each full time employee of the Klarna Group save for employees employed on “Level 1” in the “service competence” category and employees on hourly or time limited contracts;
“Klarna Group” means Klarna Group plc, a public limited company incorporated under the laws of England and Wales (registered number 14467769) and each person Controlled by it from time to time and “member of the Klarna Group” shall be construed accordingly;
“Offer” shall have the meaning set out in Rule 3.2(i);
“Participant” means each Eligible Person who has agreed in writing with a member of the Klarna Group to participate in the Plan;
“Plan” means the plan constituted by these Rules and known as the “Klarna RSU Plan”;
“Remuneration Policy” means the from time to time applicable remuneration policy of all or any members of the Klarna Group;
“RSU” means a restricted stock unit, being in each case an unsecured right to receive, without payment, one (1) Share upon Vesting, subject to the Rules;
“RSU Contribution” means the amount which the relevant Eligible Person has agreed with a member of the Klarna Group (including the Issuer) (where relevant following annual salary and performance review) that it shall receive from the Klarna Group in the form of RSUs during the relevant period;
“Rules” means the rules of the Plan set out in this document, as from time to time amended, and “Rule” shall be construed accordingly;
“Service” means a Participant’s provisions of services to a member of the Klarna Group through: (i) a member of the Klarna Group having a consultancy agreement in place with a consultant entity; (ii) the Participant having an engagement with such consultant entity (via employment or consultancy contract); and (iii) the Participant being on an assignment with such member of the Klarna Group through such consultant entity, and should any of limbs (i)-(iii) have terminated or otherwise ceased, the Participant shall no longer be considered to provide Services to a member of the Klarna Group and the Service shall be considered having ceased (incl. for the purposes of Rule 4.1(ii));
“Service Period” shall have the meaning set out in Rule 4.1(i)(b);
“Share” means an ordinary share in the Company;
“Vested” means, in relation to an RSU, that the rights to such RSU shall be vested with the relevant Participant in accordance with the terms and conditions of this Plan and “Vest” and “Vesting” shall be construed accordingly;

“Vesting Date” shall have the meaning set out in Rule 4.1(i); and
“Vesting Start Date” means the Grant Date, or, in relation to an Award, any earlier date decided by the Board.
DATA PROTECTION INFORMATION
In order to and for the purposes of implementing, managing or administering the participation in the Klarna RSU Plan and the rights and obligations under the Rules (the “Purposes”), the Issuer will, acting as a controller, collect and process the Participant’s personal data (e.g. name, home address, identification number such as date of birth, social security number or identification number, nationality, number of RSUs held, directly or indirectly, in the Company, number of such RSUs being vested or unvested and details of ownership structure) (the “Personal Data”).
The Personal Data may be transferred to an affiliate of the Issuer as may be necessary for the Purposes or to any third party assisting the Issuer therewith. The Personal Data may be transferred to a country which is not included in the European Union or part of the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area). In the case of such transfer, the Controller will ensure its lawfulness, for example by entering into the EU standard contractual clauses or implementing another valid transfer mechanism.
The legal basis for the processing of Personal Data is to carry out and effectuate the Rules and the Klarna RSU Plan. The Personal Data will only be kept as long as the Participant is subject to the Rules or participating in the Klarna RSU Plan or otherwise as required by applicable law.
In the event the Participant wishes to receive information about the Personal Data having been collected or is otherwise processed by the Issuer, the Participant may request the same by notice to the Issuer. Further, the Participant may request that the Issuer rectifies, blocks or deletes any inaccurate or other Personal Data, restricts processing of the Participant’s Personal Data, receives Personal Data in a structured, commonly used and machine readable format to transmit to another data controller or notifies any recipient of necessary changes.
If the Participant has any concerns in relation to the Issuer’s processing of Personal Data, the Participant may contact the representative of the Issuer being responsible for data protection issues or the Issuer’s affiliate’s Data Protection Officer (the contact details of whom the Issuer shall inform the Participant of without undue delay following a notice thereof to the Issuer) or lodge a complaint with the Swedish Data Protection Authority.